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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                  JUNE 30, 2001
                                   (UNAUDITED)

                                                                         THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                  -------------------------------------------------------------
                                                                  JUNE 30, 2001  JUNE 30, 2000   JUNE 30, 2001   JUNE 30, 2000
                                                                  -------------------------------------------------------------
Net Income....................................................     $78,219,145    $86,019,038     $156,646,203     $87,930,724

Common Equivalent Shares:

Weighted Average Common Shares Outstanding....................     159,391,536    171,671,916      159,300,171     166,994,366
Weighted Average Common Equivalent Shares ....................       1,781,142      1,174,971        1,669,741       1,149,566
                                                                   -----------    -----------      -----------     -----------
Weighted Average Common and Common Equivalent Shares..........     161,172,678    172,846,887      160,969,912     168,143,932
                                                                   ===========    ===========      ===========     ===========

Net Income per Common Equivalent Share - Basic................           $0.49          $0.50            $0.98           $0.53
Net Income per Common Equivalent Share - Diluted..............           $0.49          $0.50            $0.97           $0.52
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